Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-263888, No. 333-266125, and No. 333-276080) on Form S-8 and (No. 333-269079) on Form S-3 of our report dated March 28, 2024, with respect to the consolidated financial statements of Journey Medical Corporation.

/s/ KPMG LLP

Short Hills, New Jersey

March 28, 2024